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                                                                    EXHIBIT 99.1


ALTERRA HEALTHCARE CORPORATION ANNOUNCES DEFINITIVE AGREEMENT FOR $138.0 MILLION EQUITY-LINKED FINANCING


         MILWAUKEE, Wisconsin, April 26, 2000, Alterra Healthcare Corporation (AMEX: ALI) ("Alterra" or the "Company"), the nation's largest operator of assisted living residences, today announced that it entered into a definitive agreement pursuant to which it will issue $138.0 million of convertible senior debentures and convertible preferred shares to certain investors including significant existing shareholders of the Company as well as an investment vehicle of Messrs. Daniel Baty and William Colson, senior executives and directors of Holiday Retirement Corporation and Emeritus Corporation (AMEX: ESC) (together the "Investors").


         Mr. Bill Lasky, President and Chief Executive Officer of the Company said, "We are pleased to announce this transaction which will provide us with a significant capital infusion at this critical juncture in our Company's history. We are grateful for the continuing support of these major shareholders. In addition, we are delighted to forge a new relationship with Mr. Baty and Mr. Colson, senior executives and directors of the world's largest senior housing company and one of the largest US assisted living companies. We are looking forward to taking advantage of the reach of our collective organizations that we believe will emerge as a result of this new partnership." Mr. Baty added, "we are excited to participate in this attractive investment in Alterra and will seek to realize benefits for each of our respective constituencies in the future."


         The transaction consists of (i) $133.0 million of Series A and Series B convertible senior debentures with a conversion price of $4.00 per share, a 9.75% semi-annual payment-in-kind ("PIK") coupon and a seven year maturity, and
(ii) $5.0 million of Series A convertible preferred shares with a conversion price of $4.00 per share and a 9.75% semi-annual PIK dividend and a mandatory redemption in seven years. The Series A debentures and Series A preferred shares will be convertible at any time at the investor's option into shares of common stock of the Company. The Series B debentures will be convertible at any time at the investor's option into non-voting Series B preferred shares having rights (other than voting rights) substantially similar to the Company's common stock. The Company may call the debentures and the Series A preferred shares at any time after three years under certain circumstances relating to the price of its common stock. As part of the transaction, the Investors will have the option to purchase up to an additional $65.0 million of Series B debentures, for an aggregate transaction amount of approximately $200.0 million.


         The definitive agreement is subject to certain closing conditions including (i) receipt of certain covenant modifications from the Company's lenders and lessors, (ii) Hart-Scott-Rodino compliance, (iii) receipt of all appropriate regulatory and other necessary approvals, (iv) other customary closing conditions and (v) a closing by no later than May 31, 2000. The definitive agreement provides for a termination fee of $5.0 million and certain other obligations payable in the event the Company's directors, in discharging their fiduciary duties, elect to consummate an alternative equity or equity-linked transaction. As part of the transaction, the Company will increase its board of directors to a total of nine members, with four of the nine directors to be elected by the holders of the Series A preferred shares. The Investors intend to elect Messrs. Robert Haveman and Jerry Tubergen, both of whom are existing directors of the Company, as preferred directors. In addition, the Investors intend to elect Mr. William Colson as a preferred director to the Board. Prior to joining the Board, Mr. Colson is also expected to resign his directorship of Emeritus Corporation. No assurances can be made that the transaction will be consummated on a timely basis and on terms acceptable to the Company.

         The Company will use the proceeds from this transaction to (i) finance the completion of residences currently under construction, (ii) repay certain interim bridge indebtedness provided by one of the Investors, (iii) acquire a recently built portfolio of 14 Company managed assisted living residences from certain Investors and affiliates, (iv) selectively acquire third-party equity interests in certain of its


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joint-venture arrangements, including joint-venture interests held by certain
Investors and (v) for working capital and other general corporate purposes.

         Alterra Healthcare Corporation offers supportive and healthcare services to our nation's frail elderly and is the nation's largest operator of assisted living residences. The Company currently operates 450 assisted living residences representing a capacity for approximately 21,000 elderly senior residents in 27 states. The Company's common stock is traded on the American Stock Exchange under the symbol "ALI."

         Holiday Retirement Corp. is the largest operator of independent living retirement facilities in North America. Holiday currently manages over 75,000 units in the United States, Canada, and Europe. Emeritus Assisted Living is one of the largest developers and operators of freestanding assisted living communities throughout the United States and has commenced development and operations of assisted living facilities in Japan. Emeritus currently holds interests in 134 communities representing capacity for approximately 13,700 residents in 29 states and Japan.

         The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties, including, but not limited to, substantial debt and operating lease payment obligations, operating losses associated with new residences, the Company's ability to implement its new strategic initiatives and improve cash flow, the need for additional financing and liquidity, development and construction risks, risks associated with acquisitions, competition, governmental regulation and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.







CONTACT:          Alterra Healthcare Corporation
                  Mark Ohlendorf
                  Chief Financial Officer
                  800-236-3454 or 414-918-5401